Exhibit 3.41

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:51 PM 07/21/21)03
FILED 06:51 PM 07/21/2003
SRV 030476857 — 3684286 FILE

CERTIFICATE OF INCORPORATION

OF

KNOLOGY BROADBAND OF FLORIDA, INC.

Article 1                                 Name

The name of the corporation is Knology Broadband of Florida, Inc. (the “Corporation”).

Article 2                                 Registered Office and Agent

The registered office of’ the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The registered agent of the Corporation at such address is Corporation Service Company.

Article 3                                 Purpose and Powers

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4                                 Capital Stock

4.1                               Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, of which all shares shall be Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”).

4.2 Common Stock

4.2.1 Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2 Dividends

Dividends may be paid or funds may be set aside for payment only out of any assets legally available for the payment of dividends, when and as declared by the Board of Directors of the Corporation.

4.2.3 Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, shall  become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.

4.2.4 Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5                                     Incorporator

The name and mailing address of the incorporator (the “Incorporator”) are Sarah H. Gerhart, 601 Pennsylvania Avenue, NW, North Building, 10th Floor, Washington, DC 20004-2601. The powers of the Incorporator shall terminate upon filing of this Certificate of Incorporation.

Article 6                                          Board of Directors

6.1                               Initial Directors; Number; Election

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

Rodger L, Johnson	1241 O. G. Skinner Drive West Point, Georgia 31833

Chad S. Wachter	1241 0. G. Skinner Drive West Point, Georgia 31833

Robert K. Mills	1241 0. G. Skinner Drive West Point, Georgia 31833

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.2          Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3          Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7            Compromises or Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Article 8            Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 9            Reservation of Right to Amend Certificate of Incorporation

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

In Witness Whereof, the undersigned being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 21st day of July, 2003.

Sarah H. Gerhart
Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:08 AM 06/20/2008
FILED 10:08 AM 06/20/2008
SRV 080712774 - 3684286 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That a meeting of the Board of Directors of Knology Broadband of Florida, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “One (1)” so that, as amended, said Article shall be and read as follows:

The name of the corporation is Knology of Central Florida, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of June, 2008.

By:
Authorized Officer
Title:	Secretary
Name:	Chad S. Wachter
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